EXHIBIT 21


                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


     Set forth below is a list of Smithfield Foods, Inc.'s subsidiaries (other than subsidiaries whose names may be omitted in accordance with Regulation S-K
Item 601(21)(ii)) and their respective jurisdictions of organization.

     Brown's of Carolina, Inc................................  North Carolina
     Ed Kelly, Inc...........................................  North Carolina
     Esskay, Inc.............................................  Maryland
     Gwaltney of Smithfield, Ltd.............................  Delaware
     Patrick Cudahy Incorporated.............................  Delaware
     The Smithfield Packing Company, Incorporated............  Virginia